Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pacific Northwest Bancorp

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-76014) of Pacific Northwest Bancorp of our audit report, dated June 6, 2003, relating to the statement of net assets available for benefits of the Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, which report is included herein.

/s/ ERNST & YOUNG, LLP

Seattle, Washington
June 25, 2003